Exhibit 99.1

News Release

Pier 1 Imports, Inc. Adopts Short-Term Shareholder Rights Protection Agreement

FORT WORTH, Texas—(BUSINESS WIRE)—Sep. 27, 2016— Pier 1 Imports, Inc. (NYSE:PIR) announced today that its Board of Directors has adopted a Shareholder Rights Protection Agreement (“Rights Agreement”) effective September 27, 2016, and declared a dividend of one right (a “Right”) on each outstanding share of the Company’s common stock, payable to holders of record as of the close of business on October 7, 2016.

Terry E. London, Chairman, stated, “The board feels it is important to ensure that all shareholders have the opportunity to realize the long-term value of the iconic Pier 1 Imports brand, and to guard against coercive or unfair tactics to gain control of the Company without paying all shareholders an appropriate premium. Equally important, the board remains focused on our search for a new CEO to guide and execute the Company’s omni-channel strategy, and is committed to driving increased value for our shareholders.”

The Company’s Board of Directors authorized the adoption of the Rights Agreement in response to recent accumulations of the Company’s common stock. The Rights Agreement is intended to promote the fair and equal treatment of the Company’s shareholders and to discourage unfair or coercive attempts to acquire control of the Company.

In general terms, the Rights restrict any person or group from acquiring beneficial ownership of 10% or more of the Company’s outstanding common stock (including, for these purposes, certain derivative securities) after the date of this announcement. The Rights will not prevent a takeover of the Company, but may cause substantial dilution to anyone acquiring 10% or more of the Company’s common stock, which may block or render more difficult a merger, tender offer or other business combination involving the Company that is not supported by the Board of Directors.

Each Right entitles the holder to purchase a fraction of a share of Pier 1 participating junior preferred stock having economic and voting terms similar to one share of the Company’s common stock at an exercise price of $17.50 per Right. Under the Rights Agreement, the rights become exercisable if any person or group acquires 10% or more of the Company’s common stock (in which case, such person(s) would become an “acquiring person(s)” in accordance with the terms of the Rights Agreement), subject to certain exceptions set forth in the Rights Agreement. Shareholders who beneficially owned 10% or more of the Company’s common stock immediately prior to the announcement of the adoption of the Rights Agreement will not be an “acquiring person” unless or until such person(s) acquire beneficial ownership of an additional 1% of the Company’s outstanding common stock as per the terms of the Rights Agreement.

Shareholders are not required to take any action to receive the distribution of their Rights. Until the Rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with shares of the Company’s common stock. The Rights will expire on the close of business following the Company’s 2017 annual shareholders meeting, unless earlier redeemed or exchanged, and unless the Rights Agreement is approved for extension by the shareholders in which case the Rights would expire on the date as so approved, as provided in the Rights Agreement.

The Rights Agreement and a further description of its terms is being filed with the Securities and Exchange Commission.

Wells Fargo Securities, LLC is serving as financial advisor and Alston & Bird, LLP and Skadden, Arps, Slate, Meagher & Flom LLP are serving as legal advisors to the Company.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

View source version on businesswire.com: http://www.businesswire.com/news/home/20160927006695/en/

Source: Pier 1 Imports, Inc.

Pier 1 Imports, Inc.

Bryan Hanley, 817-252-6083